Exhibit 99.1

IT Tech Packaging, Inc. Announces Fourth Quarter and Fiscal Year 2020 Financial Results

Company to Host Earnings Conference Call on Wednesday, March 24, 2021, at 8:00 am ET

BAODING, China, March 23, 2021 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the fourth quarter and audited financial results for the fiscal year ended December 31, 2020.

Fourth Quarter 2020 Financial Results

	For the Three Months Ended December 31,
($ millions)	2020	2019	% Change
Revenues	32.48	33.61	-3.4%
Regular Corrugating Medium Paper (“CMP”)*	19.68	19.61	0.3%
Light-Weight CMP**	5.24	5.08	3.1%
Offset Printing Paper	4.88	7.16	-31.9%
Tissue Paper Products	2.65	1.75	51.3%
Face Masks	0.04	NM	NM

Gross profit	0.75	5.60	-86.7%
Gross profit (loss) margin	2.3%	16.7%	-14.4	pp****
Regular Corrugating Medium Paper (“CMP”)*	1.4%	15.4%	-14.0	pp****
Light-Weight CMP**	3.9%	18.3%	-14.4	pp****
Offset Printing Paper	13.6%	33.7%	-20.1	pp****
Tissue Paper Products***	-15.0%	-43.1%	28.1	pp****
Face Masks	5.81%	NM	NM

Operating income (loss)	-1.97	3.19	-161.7%
Net income	-2.69	2.16	-224.8%
EBITDA	1.56	6.98	-77.6%
Basic and Diluted earnings (loss) per share	-0.06	0.10	-160.0%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

●	Revenue slightly decreased by 3.4% to $32.48 million, primarily attributable to a decrease in sales volume of offset printing paper.

●	Gross profit decreased by 86.7% to $0.75 million. Total gross margin decreased by 14.4 percentage point to 2.3%.

●	Loss from operations was $1.97 million, compared to income from operations of $3.19 million for the same period of last year.

●	Net loss was $2.69 million, or loss of $0.06 per basic and diluted share, compared to net income of $2.16 million, or $0.10 per basic and diluted share, for the same period of last year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased by 77.6% to $1.56 million.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “We continued to making improvements in the sales volume of tissue paper products and posted slight decrease in sales of CMP products for this quarter. Our total revenue had a slight decline of 3.4% to $32.5 million but we managed to grow sales from tissue paper products by 51.3% to a total volume of 3,165 tonnes for this quarter. The average selling prices (ASPs) of our products for this quarter increased by 5.6% from Q3 2020, or a minor growth compared to the same period last year (Q4 2019).

“We took a quick recovery from the impact caused by global outbreaks of COVID-19 pandemic, posting growing revenues from sales of tissue paper, regular and light-weight CMP products. Our production and sales of tissue paper products have been growing up steadily since the launch of PM8 and PM9 in December 2018 and November 2019.

“Currently we are in the process to apply for surgical face masks production license which we expect to boost both our sales and margins in the very near future. Though on-site inspection on our production facilities by the authorities was delayed by the pandemic, we are expecting final review results by local food and drug administration in Hebei province. We anticipate to obtain the license once the relevant review works are finished.”

Revenue

For the fourth quarter of 2020, total revenue decreased by $1.1 million, or 3.4%, to $32.5 million from $33.6 million for the same period of last year. The decrease in total revenue was mainly due to the decrease in sales volume of CMP and offset printing paper.

The following table summarizes revenue, volume and ASP by product for the fourth quarter of 2020 and 2019, respectively:

	For the Three Months Ended December 31,
	2020			2019
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	19,677	45,210	435	19,610	47,063	417
Light-Weight CMP	5,242	12,417	422	5,083	12,582	404
Offset Printing Paper	4,877	7,895	618	7,162	10,450	685
Tissue Paper Products	2,648	3,164	837	1,751	2,558	684
Total	32,444	68,686	472	33,606	72,654	463

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume ($/thousand pieces)	ASP ($/thousand pieces)
Face Masks	35	445	79	NM	NM	NM

Revenue from CMP, including both regular CMP and light-Weight CMP, increased by $0.2 million, or 0.9%, to $24.9 million and accounted for 76.7% of total revenue for the fourth quarter of 2020, compared to $24.7 million, or 73.5% of total revenue, for the same period of last year. The Company sold 57,627 tonnes of CMP at an ASP of $432/tonne in the fourth quarter of 2020, compared to 59,646 tonnes at an ASP of $414/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP increased by $0.1 million, or 0.3%, to $19.7 million, resulting from sales of 45,210 tonnes at an ASP of $435/tonne, during the fourth quarter of 2020, compared to revenue of $19.6 million, resulting from sales of 47,063 tonnes at an ASP of $417/tonne, for the same period of last year. Revenue from light-weight CMP increased by $0.2 million, or 3.1%, to $5.2 million, resulting from sales of 12,417 tonnes at an ASP of $422/tonne for the fourth quarter of 2020, compared to revenue of $5.1 million, resulting from sales of 12,583 tonnes at an ASP of $404/tonne for the same period of last year.

Revenue from offset printing paper decreased by $2.3 million, or 31.9%, to $4.9 million for the fourth quarter of 2020, from $7.2 million for the same period of last year. The Company sold 7,895 tonnes of offset printing paper at an ASP of $618/tonne in the fourth quarter of 2020, compared to 10,450 tonnes at an ASP of $685/tonne in the same period of last year.

Revenue from tissue paper products increased by $0.9 million, or 51.3%, to $2.6 million, resulting from sales of 3,165 tonnes at an ASP of $837/tonne, for the fourth quarter of 2020, compared to revenue of $1.7 million, resulting from sales of 2,558tonnes at an ASP of $684/tonne for the same period of last year.

Revenue generated from selling face masks was $0.04 million for the fourth quarter ended December 31, 2020. The Company sold 445 thousand pieces of face masks in the fourth quarter of 2020.

Gross Profit and Gross Margin

Total cost of sales increased by $3.7 million, or 13.2%, to $31.7 million for the fourth quarter of 2020 from $28.0 million for the same period of last year. For paper products, overall cost of sales per tonne was $462 for the fourth quarter of 2020, compared to $388 for the same period of last year. The increase in overall cost of sales was mainly due to the increased manufacturing overhead costs and increased material costs, specifically higher average unit purchase costs of recycled paper board and recycled white scrap paper in the fourth quarter of 2020. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $429, $406, $534, and $962, respectively, for the fourth quarter of 2020, compared to $353, $330, $454 and $979, respectively, for the same period of last year. Total gross profit was $0.7 million for the fourth quarter of 2020, compare to the gross profit of $5.6 million for the same period of last year as a result of factors described above. Overall gross margin was 2.3% for the fourth quarter of 2020, compared to 16.7% for the same period of last year. Gross profit (loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 1.4%, 3.9%, 13.6%, -15.0% and 5.81%, respectively, for the fourth quarter of 2020, compared to 15.4%, 18.3%, 33.7%,-45.1%,-43.1 and nil, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by $0.3 million, or 14.6%, to $2.7 million for the fourth quarter of 2020 from $2.4 million for the same period of last year. The increase was mainly due to issuance of 2,000,000 shares of common stock valued at $1,200,000 to officers and directors under the Company’s omnibus equity incentive plan.

Income (loss) from Operations

Loss from operations was $2.0 million for the fourth quarter of 2020, compared to income from operations of $3.2 million for the same period of last year. The decrease in income from operations was primarily due to increased SG&A expenses and decreased gross profit this quarter as discussed above. Operating margin was -6.1% for the fourth quarter of 2020, compared to operating margin of 9.5% for the same period of last year.

Net Income (Loss)

Net loss was $2.7 million, or $0.06 loss per basic and diluted share, for the fourth quarter of 2020, compared to net income of $2.2 million, or $0.10 per basic and diluted share, for the same period of last year.

EBITDA

EBITDA was $1.6 million for the fourth quarter of 2020, compared to $7.0 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended December 31,
($ millions)	2020	2019
Net income (loss)	-2.69	2.16
Add: Income tax	-0.52	0.87
Net interest expense	0.28	0.20
Depreciation and amortization	4.49	3.76
EBITDA	1.56	6.98

Full Year Ended December 31, 2020 Financial Results

	For the Twelve Months Ended December 31,
($ millions)	2020	2019	% Change
Revenues	100.94	117.61	-14.2%
Regular Corrugating Medium Paper (“CMP”)*	62.32	72.05	-13.5%
Light-Weight CMP**	16.84	18.78	-10.3%
Offset Printing Paper	12.27	20.44	-40.0%
Tissue Paper Products	8.41	6.35	32.5%
Face Masks	1.10	NM	NM

Gross profit	5.70	13.68	-58.3%
Gross profit (loss) margin	5.6%	11.6%	-6.0	pp****
Regular Corrugating Medium Paper (“CMP”)*	5.4%	10.3%	-4.9	pp****
Light-Weight CMP**	8.9%	10.1%	-1.2	pp****
Offset Printing Paper	17.3%	31.2%	-13.9	pp****
Tissue Paper Products***	-21.7%	-31.5%	9.7	pp****
Face Masks	48.1%	NM	NM

Operating income (loss)	-5.46	3.90	-240.0%
Net income	-5.55	2.22	-350.0%
EBITDA	10.16	19.33	-47.4%
Basic and Diluted earnings (loss) per share	-0.21	0.10	-307.9%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

Revenue

For the year ended December 31, 2020, total revenue decreased by $16.7 million, or 14.2%, to $100.9 million from $117.6 million for 2019. The decrease in total revenue was mainly due to a decrease in sales volume of Regular CMP, offset printing paper and a decrease in ASPs over all paper products categories. The following table summarizes revenue, volume and ASP by product for the years ended December 31, 2020 and 2019, respectively:

	For the Twelve Months Ended December 31,
	2020			2019
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	62,325	154,084	404	72,050	168,837	427
Light-Weight CMP	16,836	42,801	393	18,776	45,310	414
Offset Printing Paper	12,266	20,358	603	20,436	29,207	700
Tissue Paper Products	8,415	10,088	834	6,351	6,790	935
Total	99,841	227,331	439	117,614	250,144	470

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume ($/thousand pieces)	ASP ($/thousand pieces)
Face Masks	1,102	10,301	107	NM	NM	NM

Revenue from CMP, including both regular CMP and light-Weight CMP decreased by $11.7 million, or 12.8%, to $79.2 million, and accounted for 78.4% of total revenue for the year ended December 31, 2020, compared to $90.8 million, or 77.2% of total revenue for 2019. The Company sold 196,885 tonnes of CMP at an ASP of $402/tonne in the year ended December 31, 2020, compared to 214,147 tonnes at an ASP of $424/tonne in 2019.

Of the total CMP sales, revenue from regular CMP decreased by $9.7 million, or 13.5%, to $62.3 million, resulting from sales of 154,084 tonnes at an ASP of $404/tonne during the year ended December 31, 2020, compared to revenue of $72.1 million, resulting from sales of 168,837 tonnes at an ASP of $427/tonne for 2019. Revenue from light-weight CMP decreased by $1.9 million, or 10.3%, to $16.8 million, resulting from sales of 42,801 tonnes at an ASP of $393/tonne for the year ended December 31, 2020, compared to revenue of $18.8 million, resulting from sales of 45,310 tonnes at an ASP of $414/tonne for 2019.

Revenue from offset printing paper decreased by $8.1 million, or 40.0%, to $12.3 million for the year ended December 31, 2020 from $20.4 million for 2019. The Company sold 20,358 tonnes of offset printing paper at an ASP of $603/tonne in the year ended December 31, 2020, compared to 29,207 tonnes at an ASP of $700/tonne in 2019.

Revenue from tissue paper products increased by $2.1 million, or 32.5%, to $8.4 million, resulting from sales of 10,088 tonnes at an ASP of $834/tonne, for the year ended December 31, 2020, compared to revenue of $6.4 million, resulting from sales of 6,790 tonnes at an ASP of $935/tonne for 2019.

Revenue generated from selling face masks was $1.1 million for the year ended December 31, 2020. The Company sold 10,301 thousand pieces of face masks for the year ended December 31, 2020.

Gross Profit and Gross Margin

Total cost of sales decreased by 8.7 million, or 8.4%, to $95.2 million for the year ended December 31, 2020 from $104.0 million for 2019. The decrease in overall cost of sales was mainly due to the decreased sales volume of CMP and offset printing paper in the year ended December 31, 2020. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products were, $383, $358, $498, and $1,015, respectively, for the year ended December 31, 2020 compared to $383, $372, $481, and $1,230, respectively, for 2019.

Total gross profit decreased by $8.0 million, or 58.3%, to $5.7 million for the year ended December 31, 2020 from $13.7 million for 2019. Overall gross margin decreased by 6.0 percentage points to 5.6% for the year ended December 31, 2020 from 11.6% for 2019. Gross margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 5.4%, 8.9%, 17.3%, -21.7% and 48.1%, respectively, for the year ended December 31, 2020, compared to 10.3%, 10.1%, 31.2%, -31.5% and nil, respectively, for 2019.

Selling, General and Administrative Expenses

SG&A expenses increased by $1.4 million, or 14.1%, to $11.2 million for the year ended December 31, 2020 from $9.8 million for 2019. As a percentage of total revenue, SG&A expenses was 11.1% for the year ended December 31, 2020, compared to 8.3% for 2019.

Income (Loss) from Operations

Loss from operations increased by $9.4 million, or 240.0%, to $5.5 million for the year ended December 31, 2020 from income from operations of $3.9 million for 2019. Operating loss margin was 5.4% for the year ended December 31, 2020, compared to operating margin of 3.3% for 2019.

Net Income (Loss)

Net loss increased by $7.8 million, or 350.0%, to $5.6 million, or loss per basic and diluted share of $0.21, for the year ended December 31, 2020, compared to net income of $2.2 million, or earnings per basic and diluted share of $0.10, for 2019.

EBITDA

EBITDA decreased by $9.1 million, or 47.4%, to $10.2 million for the year ended December 31, 2020 from $19.3 million for 2019.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Twelve Months Ended December 31,
($ millions)	2020	2019
Net income (loss)	-5.55	2.22
Add: Income tax	-1.10	1.08
Net interest expense	1.03	0.73
Depreciation and amortization	15.79	15.30
EBITDA	10.16	19.33

Cash, Liquidity and Financial Position

As of December 31, 2020, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including loan from credit union) of $4.14 million, $12.16 million and $4.60 million, respectively, compared to $5.84 million, $8.31 million and $7.37 million, respectively, at the end of 2019.

Net accounts receivable was $2.39 million as of December 31, 2020, compared to $3.12 million as of December 31, 2019. Net inventory was $1.23 million as of December 31, 2020, compared to $1.61 million at the end of 2019. As of December 31, 2020, the Company had current assets of $14.91 million and current liabilities of $18.34 million, resulting in a working capital deficit of $3.43 million. This was compared to current assets of $24.04 million and current liabilities of $16.84 million, resulting in a working capital of $7.21 million at the end of 2019.

Net cash provided by operating activities was $16.14 million for the year ended December 31, 2020, compared to net cash provided by operating activities of $7.53 million for 2019. Net cash used in investing activities was $20.53 million for the year ended December 31, 2020, compared to $7.87 million for 2019. Net cash provided by financing activities was $2.05 million for the year ended December 31, 2020, compared to net cash used in financing activities of $5.77 million for 2019.

Recent development

In November 2020, the Company completed inviting bids for the 75 tonne per hour biomass boiler procurement for its biomass cogeneration project. Multiple well-known enterprises in the biomass industry participated in tendering opening bids. In February 2021, the Company completed evaluation on the bidding proposals and announced that Tai Shan Group Co., Ltd., a top manufacturer in the biomass industry in China, has won the bid. Installation of the boilers is expected to commence in the near future. The Company expects to participate in the bidding process for urban central heating projects.

On January 12, 2021, the Company announced it has submitted its application for the license for its new single-use surgical masks from local food and drug administration in Hebei province. Production of its single-use non-medical face masks was in full capacity as the number of confirmed Covid-19 cases surged again and anti-Covid-19 efforts became increasingly normalized globally.

On January 20, 2021, the Company offered and sold to certain institutional investors an aggregate of 26,181,818 shares of common stock and 26,181,818 warrants to purchase up to 26,181,818 shares of common stock in a best-efforts public offering for gross proceeds of approximately $14.4 million. The purchase price for each share of common stock and the corresponding warrant sold in the offering was $0.55. The warrants are exercisable commencing on January 20, 2021 at an exercise price of $0.55 and will expire on January 20, 2026. The Company intends to use the net proceeds from the offering for general corporate and working capital purposes.

On March 1, 2021, the Company offered and sold to the public investors an aggregate of 29,277,866 shares of common stock and 14,638,933 warrants to purchase up to 14,638,933 shares of common stock in a firm commitment underwritten public offering for gross proceeds of approximately $21.9 million. The purchase price for each share of common stock and accompanying warrant sold in the offering was $0.75. The warrants are exercisable commencing on March 1, 2021 at an exercise price of $0.75 and will expire on March 1, 2026. The Company intends to use the net proceeds from the offering for general corporate and working capital purposes.

Earnings Conference Call

The Company’s management will host a conference call to discuss its fourth quarter and fiscal year 2020 financial results at 8:00 am US Eastern Time on Wednesday, March 24, 2021. To attend the conference call, please use the information below.

Conference Topic: IT Tech Packaging Inc. Fourth Quarter and Fiscal Year 2020 Earnings Conference Call and Webcast

Date of call: March 24, 2021

Time of call: 8:00 AM Eastern Time (8:00 PM Beijing/Hong Kong Time)

Conference ID: 8679484

To attend the conference call, please register in advance of the conference using the link: http://apac.directeventreg.com/registration/event/8679484 to complete the online registration at least 15 minutes prior to the start of the call. Upon registering, the conference access information including participant dial-in numbers, a Direct Event passcode and a registrant ID will be provided to you via an email.

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at https://edge.media-server.com/mmc/p/5soq5wdd. Please access the link at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am ET on March 24, 2021 to 8:59 am ET on April 1, 2021. To listen, please dial+1-855-452-5696 if calling fromthe United States, or +61-281-990-299 if calling internationally. Use the conference ID 8679484 to access the replay.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/ ..

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company Email:

ir@itpackaging.cn

Tel: +86 0312 8698215

Investor Relations:
Janice Wang

Phone: +1 571-464-9470 (from U.S.)

+86 13811768559 (from China)

IT TECH PACKAGING, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

	December 31,	December 31,
	2020	2019
ASSETS

Current Assets
Cash and bank balances	$4,142,437	$5,837,745
Restricted cash	-	-
Accounts receivable (net of allowance for doubtful accounts of $34,391 and $59,922 as of December 31, 2020 and December 2019, respectively)	2,389,057	3,119,311
Inventories	1,233,801	1,607,463
Prepayments and other current assets	7,051,515	11,613,241
Due from related parties	92,795	1,863,479
Total current assets	14,909,605	24,041,239

Prepayment on property, plant and equipment	21,149,749	1,433,445
Finance lease right-of-use assets, net	2,397,653	-
Property, plant, and equipment, net	145,142,642	151,616,852
Value-added tax recoverable	2,566,195	2,621,841
Deferred tax asset non-current	13,708,630	10,485,053

Total Assets	$199,874,474	$190,198,430

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$6,435,348	$6,163,814
Current portion of long-term loans from credit union	4,996,245	1,605,459
Lease liability	182,852	-
Accounts payable	592,391	250,486
Advance from customers	82,625	98,311
Due to related parties	727,433	539,985
Accrued payroll and employee benefits	224,930	291,924
Other payables and accrued liabilities	4,838,601	6,503,010
Income taxes payable	259,649	1,382,471

Total current liabilities	18,340,074	16,835,460

Loans from credit union	4,597,772	7,367,908
Deferred gain on sale-leaseback	387,087	-
Lease liability - non-current	354,107	-
Derivative liability	1,115,260	-

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $17,950,224 and $19,558,568 as of December 31, 2020 and 2019, respectively)	24,794,300	24,203,368

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 28,535,816 and 22,054,816 shares issued and outstanding as of December 31, 2020 and December, 31,2019, respectively	28,536	22,055
Additional paid-in capital	53,989,548	51,155,174
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive income (loss)	5,740,722	(6,057,537)
Retained earnings	109,240,794	114,794,796

Total stockholders’ equity	175,080,174	165,995,062

Total Liabilities and Stockholders’ Equity	$199,874,474	$190,198,430

IT TECH PACKAGING, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Year Ended
	December 31,
	2020	2019

Revenues	$100,943,269	$117,614,886

Cost of sales	(95,241,284)	(103,935,368)

Gross Profit	5,701,985	13,679,518

Selling, general and administrative expenses	(11,157,789)	(9,781,719)
Gain on acquisition of a subsidiary	-	-

(Loss) Income from Operations	(5,455,804)	3,897,799

Other Income (Expense):
Interest income	32,033	64,717
Subsidy income	220,478	261,136
Interest expense	(1,026,512)	(926,368)
Loss on derivative liability	(426,055)	-

(Loss) Income before Income Taxes	(6,655,860)	3,297,284

Provision for Income Taxes	1,101,858	(1,076,102)

Net (Loss) Income	(5,554,002)	2,221,182

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	11,798,259	(2,793,585)

Total Comprehensive Income (Loss)	$6,244,257	$(572,403)

(Losses) Earnings Per Share:

Basic and Diluted (Losses) Earnings per Share	$(0.21)	$0.10

Outstanding – Basic and Diluted	26,498,298	22,034,905

IT TECH PACACKING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Year Ended
	December 31,
	2020	2019
Cash Flows from Operating Activities:
Net income	$(5,554,002)	$2,221,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,793,854	15,304,039
Loss on derivative liability	426,055	-
Allowances for obsolete inventories, net	-	75,719
(Recovery from) Allowance for bad debts	(28,087)	2,192
Share-based compensation and expenses	1,256,700	-
Gain on acquisition of a subsidiary	-	-
Deferred tax	(2,364,575)	(2,369,683)
Changes in operating assets and liabilities:
Accounts receivable	923,429	(294,882)
Prepayments and other current assets	5,301,953	(5,392,916)
Inventories	458,878	1,207,958
Accounts payable	307,198	(372,728)
Advance from customers	(21,281)	99,472
Notes payable	-	(3,625,921)
Related parties	1,984,619	(1,757,231)
Accrued payroll and employee benefits	(82,516)	82,813
Other payables and accrued liabilities	(1,105,508)	1,169,967
Income taxes payable	(1,153,191)	1,180,493
Net Cash Provided by Operating Activities	16,143,526	7,530,474

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(21,106,210)	(6,416,481)
Proceeds from sale of property, plant and equipment	580,206
Acquisition of a subsidiary	-	(1,450,368)
Net Cash Used in Investing Activities	(20,526,004)	(7,866,849)

Cash Flows from Financing Activities:
Proceeds from issuance of shares and warrants, net	2,273,360	-
Repayments of related party loans	-	(2,175,553)
Proceeds from short term bank loans	6,090,715	10,152,579
Proceeds from credit union loans	-	4,206,068
Repayment of bank loans	(6,237,217)	(17,955,561)
Payment of capital lease obligation	(72,003)	-

Net Cash Provided by (Used in) Financing Activities	2,054,855	(5,772,467)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	632,315	(170,838)

Net (Decrease) Increase in Cash and Cash Equivalents	(1,695,308)	(6,279,680)

Cash, Cash Equivalents and Restricted Cash - Beginning of Year	5,837,745	12,117,425

Cash, Cash Equivalents and Restricted Cash - End of Year	$4,142,437	$5,837,745

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$592,140	$926,368
Cash paid for income taxes	$2,401,191	$2,250,546

Cash and bank balances	4,142,437	5,837,745
Restricted cash	-	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	4,142,437	5,837,745